Exhibit 99.1
News Release
Contacts:
Integra LifeSciences Holdings Corporation

John B. Henneman, III	Karen Mroz-Bremner
Executive Vice President	Senior Manager, Corporate Development
Chief Administrative Officer	and Investor Relations
and Acting Chief Financial Officer
(609) 936-2481	(609) 936-6929
jhenneman@Integra-LS.com	Karen.mroz-bremner@Integra-LS.com
Integra LifeSciences Announces 2007 Revenues
Revenues for the Fourth Quarter Increase 26%
Plainsboro, New Jersey, February 29, 2008 — Integra LifeSciences Holdings Corporation (NASDAQ: IART) today announced its revenues for the fourth quarter ending December 31, 2007. Total revenues in the fourth quarter of 2007 were approximately $157.6 million, reflecting an increase of $32.2 million, or 26%, over the fourth quarter of 2006. Revenues from products acquired since the beginning of the fourth quarter of 2006 were $18.1 million for the fourth quarter of 2007. There were no revenues from such acquired products in the fourth quarter of 2006 because the company did not close any acquisitions during that period.
“We achieved record revenues in the fourth quarter,” said Stuart Essig, Integra’s President and Chief Executive Officer. “When taken together with the first half’s very strong top-line performance, we exceeded our annual revenue guidance. We remain pleased with the underlying strength of our business and its continued ability to generate double-digit revenue growth, excluding acquisitions.”
The company has not released its financial statements for the fourth quarter and year ended December 31, 2007 primarily because it is still completing the review and approval of certain account reconciliations, its tax provision for the quarter and year, and deferred tax balance sheet accounts. As previously reported in the company’s periodic reports, the company has identified a material weakness in its internal control over financial reporting with respect to the review and approval of certain account reconciliations, particularly in the areas of accrued liabilities, income taxes, intercompany, and certain other asset accounts. While the company has taken steps to remediate the material weakness and to strengthen its internal control processes and procedures, this material weakness has delayed the review and approval of certain accounts, including without limitation, inventory, accounts receivable, accounts payable and intercompany accounts related to certain of its locations, primarily its Tullamore, Ireland and Andover, England facilities, its tax provision for the quarter and year, and deferred tax balance sheet accounts.
“The delay in the completion of our audited financial statements does not reflect weakness in our underlying business,” said Jack Henneman, Integra’s Chief Administrative Officer and Acting Chief Financial Officer. “On the contrary, our business has been very strong as reflected in our revenues, and, based on the work performed to date, our expectation is that the potential adjustments that we are analyzing will not have a negative impact on our earnings.”

The company intends to file a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission related to the February 29, 2008 deadline for filing its Annual Report on Form 10-K for the year ended December 31, 2007. The company will file its Annual Report on Form 10-K for the year ended December 31, 2007 as expeditiously as possible after the completion of its audited financial statements for the year then ended.
The company expects to record a $4.6 million charge, or $0.16 per diluted share, in the fourth quarter of 2007 for in-process research and development related to the IsoTis acquisition. The company did not include this charge in its previously provided fourth quarter and full year 2007 GAAP earnings per share guidance because at the time of such guidance, the amount of this charge had not been finally determined. Because of the impact of this charge, the company anticipates that it could report GAAP earnings per share within or below the previously provided GAAP earnings per share guidance range of $0.38 to $0.43, upon completion of its audited financial statements. The in-process R&D charge will be excluded from adjusted earnings per share.
The company anticipates reporting adjusted earnings per share at or above the top end of its previously provided adjusted earnings per share guidance range of $0.45 to $0.50 for the fourth quarter and $1.57 to $1.62 for the full year 2007. The company’s expectations for GAAP and adjusted earnings per share do not take into account the pending reconciliation of open accounts, which the company anticipates will not have a negative impact on either GAAP or adjusted earnings per share.
“Both the Integra NeuroSciences and Integra Extremity Reconstruction selling organizations demonstrated continued progress in new product launches. These launches included Integra™ Flowable Wound Matrix, Integra’s proven collagen technology in a form that, when hydrated, forms a gel that can be applied to difficult-to-access wound sites, and the Radionics® CRW™ BiopsyPlus Kit, which is designed to be used with the Radionics® CRW™ stereotactic system,” Mr. Essig continued. “In addition, during the quarter, we closed the IsoTis acquisition and began the integration of that business into Integra. The IsoTis integration, as well as those of LXU Healthcare, Physician Industries and Precise Dental, are all proceeding on track and we expect to complete them according to plan.”
Total revenues for the year ended December 31, 2007 were approximately $550.4 million, reflecting an increase of $131.1 million, or 31%, over 2006.
Integra LifeSciences presents its revenues in two categories: a) Medical Surgical Equipment and b) Neurosurgical and Orthopedic Implants.
The company’s revenues for the periods were as follows:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Revenue ($ in thousands):
Medical Surgical Equipment and other	$95,504	$78,145	$342,945	$252,865
Neurosurgical and Orthopedic Implants	$62,062	$47,250	$207,435	$166,432

Total Revenue	$157,566	$125,395	$550,380	$419,297

In the Medical Surgical Equipment category, Radionics®, Intracranial Monitoring, and Miltex® product lines led internally generated growth. Sales of product lines acquired after the beginning of the fourth quarter of 2006 contributed $11.1 million of equipment product revenues during the fourth quarter of 2007. There were no such acquired revenues in the fourth quarter of 2006.
We continue to have strong growth in the Neurosurgical and Orthopedic Implants Category. Sales of our dermal repair products, DuraGen® family of products, our collagen-based bone growth products, and extremity reconstruction implants led revenue growth in the Neurosurgical and Orthopedic Implants category. Sales of product lines acquired after the beginning of the fourth quarter of 2006 which consists of the products we acquired from IsoTis, contributed $7.0 million of implant product revenues during the fourth quarter of 2007. There were no such acquired revenues in the fourth quarter of 2006.
At December 31, 2007, our cash totaled $57.3 million, and we had no outstanding borrowings under our $300 million revolving credit facility. In March 2008, our 2-1/2% Contingent Convertible Subordinated Notes (the “2-1/2% Converts”) will mature, which will require us to make a $120 million principal repayment to the bondholders. We expect to borrow under our credit facility to fund these repayments. As a result of our ongoing disclosed material weakness and the delay in the filing of our audited financial statements, we are required to obtain a waiver from our lenders with respect to certain conditions under our credit agreement to enable us to borrow the funds necessary to repay the bondholders. We have requested a waiver from our lenders so that we will be able to borrow all necessary funds under our credit facility to repay the 2-1/2% Converts; however, the company cannot assure you that the waiver will be granted. If the waiver is not granted and we are unable to borrow funds under our credit facility, the company may be required to seek alternative financing.
We are updating our guidance for each quarterly period and the full year 2008. Our estimates assume foreign currency exchange rates remain unchanged from current rates throughout 2008. In accordance with our usual practice, our expectations for 2008 financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed.
In 2008, we anticipate approximately $4 million in acquisition related charges from the IsoTis and Precise acquisitions. We are also anticipating approximately $2 million in facility consolidation, manufacturing transfer and system integration charges related to various projects including the consolidation of the Integra Pain Management business into Salt Lake City, continued transfer of manufacturing to Puerto Rico and Oracle implementation in Ohio and Europe.
In the future we may record, or expect to record, certain additional revenues, gains, expenses or charges (such as acquisition-related charges, facility consolidation, manufacturing transfer and system integration charges, and certain employee termination and related costs) that we will exclude in the calculation of adjusted earnings per share for historical periods and in providing adjusted earnings per share guidance.
Our quarterly and full-year revenue and earnings per share expectations are as follows:

		GAAP	Adjusted
	Revenue	Earnings	Earnings
	Guidance	Per Share	Per Share
Period	(in millions)	Guidance	Guidance
First Quarter 2008	$150 - $155	$0.30 - $0.33	$0.39 - $0.42
Second Quarter 2008	$159 - $164	$0.42 - $0.45	$0.45 - $0.48
Third Quarter 2008	$156 - $161	$0.47 - $0.51	$0.48 - $0.52
Fourth Quarter 2008	$170 - $175	$0.67 - $0.72	$0.68 - $0.73
2008	$635 - $655	$1.86 - $2.01	$2.00 - $2.15

On a quarterly basis, we expect to incur approximately $3.9 million, or $0.09 per share, of share-based compensation expense associated with FAS 123R in 2008. This non-cash compensation expense is included in both the GAAP and adjusted earnings per share guidance for 2008 provided above.
During the fourth quarter of 2007, we repurchased 500,000 shares of our common stock for an aggregate purchase price of $20.5 million. During 2007, we repurchased a total of 2.2 million shares of our common stock for $106.5 million. As of December 31, 2007, there was $54.5 million available for repurchases under our existing share repurchase authorization, which will expire on December 31, 2008.
Until the audit of the financial statements for the year ended December 31, 2007 is completed, the financial information disclosed in this release is subject to change. Any changes to the financial information disclosed in this release, which is not audited, as well as additional items that may be identified, could be material.
We have scheduled a conference call for 9:00 AM EST Friday, February 29, 2008, to discuss the revenues for the fourth quarter of 2007, the forward-looking financial guidance, and the underlying business. There will be no question and answer session on the call. The call is open to all listeners. Access to the live call is available by dialing 719-325-4774 or through a webcast via a link provided on the Investor Relations homepage of Integra’s website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through March 4, 2008 by dialing 719-457-0820 (access code 9005480) or through the webcast accessible on our home page.
Upon completion of its audited financial statements for the year ended December 31, 2007, the company will host a conference call to discuss the financial results for the fourth quarter and full year 2007. The call will be open to all listeners and will be followed by a question and answer session. The company will provide details regarding the timing of, and access information for, that call once available.
Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products, used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery, are used to treat millions of patients every year. Integra’s headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect the company’s judgment as of the date of this release. Forward-looking statements include, but are not limited to, statements concerning the expected results of the company’s review and approval of certain account reconciliations, its tax provision for the fourth quarter and 2007 fiscal year, and deferred tax balance sheet accounts; the company’s ability to complete the financial statements for the fourth quarter and 2007 fiscal year in a timely manner; the company’s ability to file its Annual Report on Form 10-K for year ended December 31, 2007; the company’s ability to remediate its material weakness; the company’s ability to obtain necessary waivers from its lenders to enable the company to borrow sufficient funds to repay the 2-1/2% Converts; and the company’s future financial performance, including projections for revenues, selling, general and administrative expenses, GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, acquisition and integration related costs, and non-cash compensation expense associated with FAS 123R. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited to, unanticipated accounting issues regarding financial data with respect to account reconciliations, including but not limited to inventory, accounts receivable, accounts payable and intercompany accounts related to certain of the company’s locations, primarily its Tullamore, Ireland and Andover, England facilities, the tax provision, and deferred tax balance sheet accounts; the company’s inability to design or improve internal controls to address the disclosed material weakness; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation; the company’s inability to repay indebtedness under the 2-1/2% Converts when due; difficulties in controlling expenses, including costs of legal compliance matters or internal controls review, improvement and remediation; the impact of changes in management or staff levels; the company’s ability to maintain relationships with customers of acquired entities; physicians’ willingness to adopt, and third-party payors’ willingness to provide reimbursement for, the company’s recently launched and planned products; initiatives launched by the company’s competitors; the company’s ability to secure regulatory approval for products in development; the company’s ability to comply with and obtain approvals for products of human origin and comply with recently enacted regulations regarding products containing materials derived from animal sources; the company’s ability to integrate acquired businesses; the company’s ability to leverage its existing selling organizations and administrative infrastructure; the company’s ability to increase product sales and gross margins, and control non-product costs; the amount and timing of acquisition and integration related costs; the timing and amount of share-based awards granted to employees; and the economic, competitive, governmental, technological and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2006 and information contained in subsequent filings with the Securities and Exchange Commission. In addition, it is possible that additional adjustments or changes to the company’s estimates could be identified as a result of the reviews by management, the company’s Audit Committee and its auditors.
Discussion of Adjusted Financial Measures
In addition to our GAAP revenue results, we provided updated guidance for 2008 related to adjusted net income and adjusted earnings per diluted share. Adjusted net income for diluted earnings per share guidance consists of GAAP net income excluding (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, and (iii) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share guidance is calculated by dividing adjusted net income for diluted earnings per share guidance by diluted weighted average shares outstanding guidance.
Integra believes that the presentation of adjusted net income and adjusted earnings per diluted share provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Current Report on Form 8-K regarding this press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC’s website at www.sec.gov or on our website at www.Integra-LS.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Three Months Ended		Projected Three Months Ended
	31-Mar-08		30-Jun-08
	Low	High	Low	High
GAAP net income	$8,650	$9,550	$12,270	$13,070

Non-GAAP adjustments:

Acquisition-related charges	3,440	3,440	420	420

Facility consolidation, manufacturing transfer and system integration charges	420	420	840	840

Income tax expense (benefit) related to above adjustments	(1,310)	(1,310)	(430)	(430)

Total of non-GAAP adjustments	2,550	2,550	830	830

Adjusted net income	$11,200	$12,100	$13,100	$13,900
Add back of after tax interest expense	3	3	3	3
Adjusted net income for diluted earnings per share	$11,203	$12,103	$13,103	$13,903

Weighted average common shares outstanding for diluted net income per share	28,900	28,900	29,200	29,200

GAAP diluted net income per share	$0.30	$0.33	$0.42	$0.45

Non-GAAP adjustments detailed above (per share)	$0.09	$0.09	$0.03	0.03
Adjusted diluted net income per share	$0.39	$0.42	$0.45	$0.48

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Three Months Ended		Projected Three Months Ended
	30-Sep-08		31-Dec-08
	Low	High	Low	High
GAAP net income	$13,740	$14,940	$19,770	$21,270

Non-GAAP adjustments:

Acquisition-related charges	180	180

Facility consolidation, manufacturing transfer and system integration charges	210	210	650	650

Income tax expense (benefit) related to above adjustments	(130)	(130)	(220)	(220)

Total of non-GAAP adjustments	260	260	430	430

Adjusted net income	$14,000	$15,200	$20,200	$21,700
Add back of after tax interest expense	3	3	3	3
Adjusted net income for diluted earnings per share	$14,003	$15,203	$20,203	$21,703

Weighted average common shares outstanding for diluted net income per share	29,400	29,400	29,700	29,700

GAAP diluted net income per share	$0.47	$0.51	$0.66	$0.72

Non-GAAP adjustments detailed above (per share)	$0.01	$0.01	$0.01	$0.01
Adjusted diluted net income per share	$0.48	$0.52	$0.67	$0.73

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Year Ended
	31-Dec-08
	Low	High
GAAP net income	$54,430	$58,830

Non-GAAP adjustments:

Acquisition-related charges	4,040	4,040

Facility consolidation, manufacturing transfer and system integration charges	2,120	2,120

Income tax expense (benefit) related to above adjustments	(2,090)	(2,090)

Total of non-GAAP adjustments	4,070	4,070

Adjusted net income	$58,500	$62,900
Add back of after tax interest expense	12	12
Adjusted net income for diluted earnings per share	$58,512	$62,912

Weighted average common shares outstanding for diluted net income per share	29,200	29,200

GAAP diluted net income per share	$1.86	$2.01

Non-GAAP adjustments detailed above (per share)	$0.14	$0.14

Adjusted diluted net income per share	$2.00	$2.15
IART-F
Source: Integra LifeSciences Holdings Corporation